NYSE: NEM, ASX: NEM, PNGX: NEM	EXHIBIT 99.1
Newmont Reports Third Quarter 2026 Results with Record Third Quarter Adjusted Net Income; Positioned to Achieve Full-Year Guidance; Provides Update on Red Chris Block Cave Project
DENVER, October 22, 2026 – Newmont Corporation (NYSE: NEM, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced third quarter 2026 results and declared a dividend of $0.261 per share.
"Newmont remains on track to achieve our full-year 2026 production guidance and improved full-year cost outlook, supported by disciplined operational execution in the third quarter, demonstrating the strength and resilience of our world-class portfolio," said Natascha Viljoen, Newmont's President and Chief Executive Officer. "We produced approximately 1.3 million attributable gold ounces, and generated $1.9 billion of free cash flow. Since our last earnings call, we have returned $1.9 billion to shareholders through quarterly dividends and share repurchases, contributing to an approximate 10% reduction in our total share count since February 2024, reflecting our commitment to creating long-term value for our shareholders on a per-share basis.”
Q3 2026 Results
▪On track to meet Newmont's full-year 2026 production guidance2 of 5.3 million attributable gold ounces; produced 1.3 million attributable gold ounces, as well as 11 million ounces of silver and 23 thousand tonnes of copper, primarily from Newmont's managed operations
▪Gold by-product Costs Applicable to Sales (CAS) was $832 per ounce and All-In Sustaining Costs (AISC) was $1,454 per ounce3; improved full-year cost guidance to $925 and $1,520 per ounce, respectively2
▪Reported Net Income of $2.5 billion, Adjusted Net Income (ANI)3 of $2.3 billion or $2.20 per diluted share, and Adjusted EBITDA3 of $4.0 billion
▪Generated $2.8 billion of cash from operating activities, net of working capital impacts of $565 million; reported third quarter Free Cash Flow3 of $1.9 billion
▪Delivered $1.9 billion of shareholder returns through share repurchases and dividend payments since the last earnings call4; declared a dividend of $0.26 per share of common stock for the third quarter of 2026
▪Through the date of filing, Newmont has repurchased $1.6 billion of common stock since the last earnings call4; $2.8 billion remains under the current authorized program of $6.0 billion5
▪Since February 2024, Newmont has reduced its share count by over 115 million shares, or approximately 10 percent of shares outstanding, increasing shareholders' exposure to the free cash flow generated by its portfolio and creating a pathway for per-share dividend growth over time
▪Ended the quarter with $8.8 billion of cash and $12.8 billion in total liquidity6, with a net cash position of $3.2 billion3
▪Announced an amended agreement for the Nevada Gold Mines Joint Venture (NGM) to include the contribution of previously excluded assets including Barrick's Fourmile and Newmont's Fiberline and Mike
▪Advancing the Red Chris Block Cave towards a full-funds investment decision in early 2027; finalizing feasibility study, subject to review and governance oversight; provided update on key project metrics and timeline7
▪Completed shaft construction at Tanami Expansion 2; advancing project ahead of schedule, with commercial production now expected in the first half of 20277

1 Newmont's Board of Directors declared a dividend of $0.26 per share of common stock for the third quarter of 2026, payable on December 21, 2026 to holders of record at the close of business on November 25, 2026.
2 For further details see the '2026 Guidance Expectations' section below, as well as the discussion of guidance and cautionary statement at the end of this release regarding forward-looking statements.
3 Non-GAAP metrics; see reconciliations at the end of this release.
4 Includes $1.6 billion of share repurchases since July 23, 2026, including approximately $451 million of share repurchases in October 2026.
5 The share repurchase program will be executed at the Company's discretion. The share repurchase program permits shares to be repurchased in a variety of methods, has no time limit and may be suspended or discontinued at any time. See cautionary statement regarding forward-looking statements at end of this release.
6 Total liquidity as of September 30, 2026 includes $4.0 billion available on a revolving credit facility.
7 For further details see the 'Projects Update' section below, as well as the cautionary statement at the end of this release regarding forward-looking statements.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         1

Delivering on Newmont's Consistent Capital Allocation Framework
Newmont's consistent capital allocation framework is designed to be sustainable through the commodity and investment cycles while maximizing total return of capital to shareholders, maintaining a flexible and resilient balance sheet, and focusing on high-return capital investments for long-term value creation. The capital allocation uses below are presented in order of priority.1 Newmont is consistently delivering on these priorities, supported by the robust free cash flow generated to date in 2026.
Ongoing Sustaining Capital Investment in World-Class Portfolio
Newmont expects to spend $1.95 billion in 2026 in sustaining capital through targeted investments in critical infrastructure, including tailings solutions, as detailed in the '2026 Guidance Expectations' section below. As of the end of the third quarter, Newmont has invested $1.33 billion of sustaining capital in 2026, with full-year 2026 guidance remaining unchanged.2
Sustainable Through the Cycle Cash Dividend
Newmont is committed to returning capital to shareholders through a sustainable cash dividend of $1.1 billion per year. Central to this framework is a dividend structured to grow on a per-share basis without increasing Newmont's financial commitment, as share repurchases executed through the cycle permanently lower the outstanding share count. The annual total per share dividend target will be calculated annually in February based on the current number of shares issued and outstanding. The dividend payment will be divided into four equal payments rounded up to the nearest $0.01, to be paid out on a quarterly basis, subject to quarterly approval by Newmont's Board of Directors1. In line with this commitment, a dividend of $0.26 per share for the third quarter of 2026 has been declared payable on December 21, 2026, to holders of record of such common stock at the close of business on November 25, 2026. This equates to an indicated total annualized dividend of $1.04 per share, with continued per-share dividend increases expected as share repurchases continue.
Disciplined Approach to Development Capital Reinvestment
Newmont expects to invest $1.4 billion of development capital in 2026 as it advances the highest-return free cash flow generative projects, while continuing to study, evaluate and define the future growth profile of its portfolio. As of the end of the third quarter, Newmont has invested $878 million in its current development projects in 2026, with full-year 2026 guidance remaining unchanged.2
Maintaining an Optimized Capital Structure Through the Cycle
Newmont is focused on maintaining a resilient balance sheet, anchored by a $1 billion net cash target3, with flexibility of plus or minus $2 billion depending on market conditions. During strong commodity price environments, Newmont intends to further optimize its balance sheet by actively managing gross debt, while maintaining a minimum cash balance of $5 billion through the cycle. Newmont ended the third quarter of 2026 with a cash balance of $8.8 billion and a net cash balance of $3.2 billion3, before the planned payment of $1.95 billion to Barrick under the terms of the amended NGM agreement, which is expected to be paid in the fourth quarter.
Ratable Share Repurchase Program
Since the last earnings call, Newmont executed $1.6 billion of share repurchases, with $2.8 billion remaining under the current repurchase authorization of $6.0 billion. Newmont intends to request additional approval from its Board of Directors as the current authorization approaches completion, consistent with the Company's disciplined and repeatable approach to returning excess cash to shareholders.
1 See cautionary statement at the end of this release. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. Guidance expectations, including capital allocation uses, future dividends, debt management and share repurchases, are forward-looking statements. An annualized dividend has not been declared by the Board of Directors.
2 Capital expenditures are shown on an attributable basis, exclusive of capitalized interest, and therefore will not directly agree to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
3 Net cash balance is Cash and cash equivalents less Debt and Lease and other financing obligations as presented on the Consolidated Balance Sheets. Net cash balance will change based on Net cash provided by operating activities, Additions to property, plant and mine development, dividends paid to common shareholders, repayment of debt principal, and other investing and financing activities. Refer to the Net Debt reconciliation below in the Non-GAAP Financial Measures schedules in this release.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         2

Summary of Results

	2025					2026
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD
Average realized gold price ($/oz)	$2,944	$3,320	$3,539	$4,216	$3,498	$4,900	$4,414	$4,317	$4,546
Attributable gold production (Moz) (1)	1.54	1.48	1.42	1.45	5.89	1.30	1.29	1.30	3.90
Total CAS ($M) (2)	$2,106	$2,001	$1,951	$2,027	$8,085	$1,937	$2,088	$2,143	$6,168
Gold By-Product CAS ($/oz) (2)(3)	$930	$917	$831	$738	$855	$541	$1,043	$832	$803
Gold Co-Product CAS ($/oz) (2)(3)	$1,227	$1,215	$1,185	$1,166	$1,199	$1,307	$1,463	$1,449	$1,406
Gold By-Product AISC ($/oz) (3)	$1,447	$1,375	$1,303	$1,302	$1,358	$1,029	$1,621	$1,454	$1,365
Gold Co-Product AISC ($/oz) (3)	$1,651	$1,593	$1,566	$1,620	$1,609	$1,709	$1,938	$1,963	$1,869
Net income (loss) attributable to Newmont stockholders ($M)	$1,891	$2,061	$1,832	$1,301	$7,085	$3,262	$2,202	$2,475	$7,939
Net income (loss) attributable to Newmont stockholders per share ($/diluted share)	$1.68	$1.85	$1.67	$1.19	$6.39	$3.00	$2.06	$2.35	$7.43
Adjusted net income ($M) (4)	$1,404	$1,594	$1,883	$2,753	$7,634	$3,156	$2,246	$2,309	$7,711
Adjusted net income per share ($/diluted share) (4)	$1.25	$1.43	$1.71	$2.52	$6.89	$2.90	$2.10	$2.20	$7.22
Adjusted EBITDA ($M) (4)	$2,629	$2,997	$3,309	$4,545	$13,480	$5,154	$3,757	$3,951	$12,862
Cash from operations before working capital ($M) (5)	$2,172	$2,228	$2,584	$3,560	$10,544	$3,987	$3,014	$3,333	$10,334
Net cash from operating activities ($M)	$2,031	$2,384	$2,298	$3,621	$10,334	$3,785	$2,924	$2,768	$9,477
Sustaining capital expenditures ($M) (6)	$446	$370	$380	$509	$1,705	$376	$432	$525	$1,333
Development capital expenditures ($M) (6)	$299	$307	$308	$287	$1,201	$239	$285	$354	$878
Total capital expenditures ($M) (6)	$745	$677	$688	$796	$2,906	$615	$717	$879	$2,211
Free cash flow ($M) (7)	$1,205	$1,710	$1,571	$2,813	$7,299	$3,144	$2,205	$1,912	$7,261
Third Quarter 2026 Production and Financial Summary
Attributable gold production1 increased slightly by 1 percent to 1,302 thousand ounces from the prior quarter, driven by higher production at Cadia after the recovery from the seismic event in the second quarter, higher production at Brucejack due to ongoing productivity improvements and increased development rates, and higher throughput, grades and recovery rates at Peñasquito. These benefits were largely offset by lower production at Lihir and Boddington due to planned mine maintenance and at Yanacocha due to mine plan sequencing. Consolidated gold sales were 1,211 thousand ounces for the quarter.
Copper production increased 35 percent to 23 thousand tonnes compared to the prior quarter, driven by higher production at Cadia after the recovery from the seismic event in the second quarter. Silver production increased 57 percent to 11 million ounces, lead production increased 22 percent to 22 thousand tonnes and zinc production increased 68 percent to 67 thousand tonnes compared to the prior quarter, driven by higher co-product grades at Peñasquito.
Average realized gold price was $4,317 per ounce, a decrease of $97 per ounce from the prior quarter. Average realized gold price includes a gross sales price of $4,291 per ounce and a favorable mark-to-market adjustment of $26 per ounce on provisionally-priced sales.
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Costs Applicable to Sales (CAS)2 allocated to gold totaled $1.8 billion for the quarter, with an additional $389 million allocated to co-product metals. Gold by-product CAS per ounce3 decreased 20 percent to $832 for the quarter primarily driven by higher gold and co-product volumes, as well as higher realized copper pricing. These decreases were partially offset by lower silver pricing and higher diesel prices. Gold co-product CAS per ounce3 was $1,449.
Gold by-product AISC per ounce3 decreased 10 percent to $1,454 for the quarter. Building from CAS per ounce, the decrease was primarily due to lower other expense, primarily related to incremental costs incurred at Cadia in the second quarter, partially offset by higher sustaining capital spend. Gold co-product AISC per ounce3 was $1,963.
Net income attributable to Newmont stockholders was $2.5 billion or $2.35 per diluted share, an increase of $0.3 billion from the prior quarter. This increase was primarily driven by higher revenue due to higher gold sales volumes and higher realized copper prices, as well as a decrease of $113 million in income and mining tax expense.
Adjusted net income4 for the quarter was $2.3 billion or $2.20 per diluted share, an increase of 3 percent from the prior quarter. Primary adjustments to third quarter net income include reclamation and remediation charges of $116 million and a gain on asset and investment sales of $40 million primarily related to a historical mining site that was in the closure phase.
Consolidated cash from operations before working capital5 increased 11 percent from the prior quarter to $3.3 billion primarily due to higher revenue from higher gold sales volumes and higher realized copper prices, partially offset by lower realized gold and silver prices and slightly higher CAS.
Consolidated net cash from operating activities decreased 5 percent from the prior quarter to $2.8 billion primarily due to an unfavorable change in working capital of $475 million. Working capital was a net use of cash of $565 million in the third quarter, reflecting an unfavorable accounts receivable movement of $318 million, continued cash spend for previously accrued reclamation activities of $256 million and normal course inventory and stockpile builds of $172 million. These impacts were partially offset by a favorable change in other accrued liabilities of $165 million primarily related to the timing of employee profit sharing payments in Mexico and Peru, and accrued tax liabilities of $29 million.
Income and mining cash tax paid decreased 21 percent from the prior quarter to $858 million due to the timing of annual tax payments accrued in 2025.
Free cash flow7 decreased 13 percent from the prior quarter to $1.9 billion primarily due to a decrease in net cash provided by operating activities and higher capital investment.
Balance sheet and liquidity remained strong in the third quarter, ending with $8.8 billion of cash and cash equivalents, with $12.8 billion of total liquidity; ended the quarter in a net cash position of $3.2 billion.8 The balances as of the end of the third quarter are before the planned payment of $1.95 billion to Barrick under the terms of the amended NGM agreement, which is expected to be paid in the fourth quarter of 2026.
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production increased 5 percent to 251 thousand ounces, with a 5 percent decrease in CAS per ounce to $1,392 per ounce.3 AISC per ounce decreased 2 percent from the prior quarter to $1,760 per ounce.3
Pueblo Viejo attributable gold production decreased 12 percent to 65 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $95 million in the third quarter. Capital contributions of $24 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the third quarter of 2026 of 38 thousand ounces was consistent with the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $83 million for the third quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial measure being Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures are shown on an attributable basis, exclusive of capitalized interest, and therefore will not directly agree to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         4

2026 Guidance Expectations (+/-5%)
Newmont remains on track to meet its previously published 2026 production and capital guidance. Based on performance year to date, Newmont is improving its 2026 guidance for unit cost metrics. The improvement in unit costs is largely driven by Newmont's continued cost discipline and higher realized co-product pricing compared to guided assumptions. Please see the cautionary statement and footnotes for additional information.

Guidance Metric (+/-5%) (1)	2026E	Q4 2026E
Attributable Gold Production (Koz)	5,260	1,365
Gold By-Product CAS ($/oz) (2)	$925	$1,250
Gold By-Product AISC ($/oz) (2)	$1,520	$1,900
Sustaining Capital ($M) (3)	$1,950	$600
Development Capital ($M) (3)	$1,400	$520
Newmont expects total attributable gold production in the fourth quarter of 2026 to be the strongest quarter of the year, driven by several of its managed operations. Higher production is expected at Tanami driven by access to higher grade stopes, at Cerro Negro due to continued productivity improvements and mining at the Vein Zone open pit, and at Ahafo North as the operation continues to ramp-up production and begins to access higher grade ore. In addition, higher production is expected at Lihir as the site completed the planned maintenance shutdown in September and is positioned to access higher grade ore as planned. However, Newmont is closely monitoring the ongoing El Niño conditions impacting water supply at Lihir, which are forecasted to intensify through the remainder of this year. The severity and timing of these conditions and resulting drought may impact both production and costs at the site in the fourth quarter.
Although Newmont's full-year cost guidance has improved, unit costs are expected to increase in the fourth quarter primarily due to higher sustaining capital spend, as well as lower co-product volumes. Notably, silver production at Peñasquito is expected to decline to approximately half of third quarter volume. Unit costs may also be impacted by continued inflationary pressures, including higher oil prices, and will continue to be sensitive to royalties driven by the gold price. Newmont has provided an enhanced oil price sensitivity for the indirect exposure through key consumables and inputs, which is expected to result in an additional approximate $50 million cost impact for every $10 change in price per barrel of oil. Please see the 'Assumptions and Sensitivities' section below for more details.
Sustaining and development capital spend are expected to be the highest of the year in the fourth quarter, with full-year 2026 guidance remaining unchanged. Working capital is expected to remain variable through the remainder of the year, as unfavorable accounts receivable and payable movements realized in the third quarter may partially reverse in future periods as production, shipment and collection patterns normalize.

Guidance Metric (+/-5%) (1)	2026E
Co-Product Production
Copper Production (ktonne)	102
Silver Production (Moz)	32
Lead Production (ktonne)	90
Zinc Production (ktonne)	220
Consolidated Expenses
Exploration & Advanced Projects ($M)	$525
General & Administrative ($M)	$375
Interest Expense ($M) (4)	$175
Depreciation & Amortization ($M)	$2,815
Reclamation and Remediation Accretion ($M)	$385
Adjusted Tax Rate (5)	33%
Capitalized Interest ($M)	$175
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of October 22, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
2 Presented on a consolidated basis and reflects an assumed metal price of gold ($4,500/oz.), copper ($5.00/lb.), silver ($60.00/oz.), lead ($0.90/lb.) and zinc ($1.30/lb.) and foreign exchange rates of AUD:USD ($0.70), CAD:USD ($0.75), and USD:MXN ($17.00).
3 Capital guidance is presented on an attributable basis and excludes non-cash capitalized interest.
4 Interest expense guidance is net of capitalized interest.
5 The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
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2027 INDICATIONS
Newmont expects to return to production growth in 2027, with attributable gold production expected to increase by a low-to-mid single-digit percentage compared to 2026. As previously indicated, higher grade ore is expected to be accessed at Lihir due to ongoing mine optimization and at Boddington due to the completion of the waste stripping campaign by the end of 2026, as well as at Tanami with the anticipated commercial production of Tanami Expansion 2 in 2027. In addition, Yanacocha is expected to continue delivering low-cost ounces due to the extension of mining operations. Building from 2026, these contributions demonstrate the strength of the Newmont portfolio and provide a clear trajectory to production growth beyond 2027.
Newmont expects unit costs to trend higher in 2027 reflecting inflation escalation above the 3 percent assumption incorporated for 2026 guidance, as well as higher diesel prices, unfavorable foreign exchange movements, particularly related to the Australian dollar, and continued royalty sensitivities driven by the gold price. In addition, lower silver, lead and zinc production at Peñasquito in 2027 is expected to result in lower co-product credits. Although these factors may contribute to a more challenging cost environment, Newmont remains committed to rigorous cost discipline and ongoing productivity improvements across its global portfolio of operations.
Sustaining capital spend in 2027 is anticipated to be largely in line with 2026 levels, as Newmont continues to progress the tailings work at Cadia and Boddington. Development capital spend is expected to increase by approximately $500 million compared to 2026 as investment ramps up on the construction of the Lihir Nearshore Barrier and the Red Chris Block Cave project, pending a full-funds investment decision.1 As previously indicated, approximately $200 million of this increase is expected to be funded through the reallocation of reclamation spend on the Yanacocha water treatment plants, as the project nears completion in 2027.
Working capital is expected to remain variable in 2027. If gold prices stabilize, higher cash tax payments on previously accrued tax liabilities may negatively impact working capital and resulting free cash flow.
ASSUMPTIONS AND SENSITIVITIES1

	Assumption	Change (+/-)	Revenue and Cost Impact ($M) (2)
Gold ($/oz)	$4,500	$100	$505
Australian Dollar	$0.70	$0.05	$100
Canadian Dollar	$0.75	$0.05	$30
Mexican Peso	$17.00	$1.00	$25
Oil ($/bbl Brent) Direct Impact	$70.00	$10.00	$60
Oil ($/bbl Brent) Indirect Impact (3)	$70.00	$10.00	$50
Copper ($/tonne) (4)	$11,023	$550	$60
Silver ($/oz) (5)	$60.00	$1.00	$25
Lead ($/tonne) (4)	$1,894	$220	$20
Zinc ($/tonne) (4)	$2,866	$220	$50
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of October 22, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
2 Impacts are presented on a pretax basis.
3 Indirect impacts from change in oil pricing include cost escalation on processing spend, including chemicals, explosives and grinding media, fixed plant spend, mining spend and contracted services spend.
4 Co-product metal pricing assumptions in imperial units equate to Copper ($5.00/lb.), Lead ($0.90/lb.) and Zinc ($1.30/lb.).
5 Silver revenue impact relates only to co-product silver revenue from Peñasquito, including the impact of the silver stream agreement.
Excluded from the sensitivity above is a royalty, production tax, and workers participation impact of approximately $6 per ounce for every $100 per ounce change in gold price.

1Attributable capital indications for 2027 are presented on a gross basis excluding the impact of the grant expected from the Government of Canada related to the Red Chris Block Cave project.
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Committed to Concurrent Reclamation
As mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to recognize reclamation and remediation expense throughout the year. In the nine months ended September 30, 2026, Newmont spent $714 million on reclamation activities, including $531 million on the construction of water treatment plants at Yanacocha. Newmont anticipates 2026 spending of approximately $850 million for the total portfolio and approximately $550 million on the Yanacocha water treatment plants. Total estimated spend on the Yanacocha water treatment plants is approximately $1.8 billion, with $1.3 billion spent to date. The two water treatment plants are approaching mechanical completion with commissioning underway and remain on track for completion in 2027. Total reclamation spend is expected to decrease sequentially by approximately $200 million per year through 2028.
Projects Update
PROJECTS IN EXECUTION
Newmont's 2026 guidance includes current development capital costs and production related to the key projects in execution at Tanami Expansion 2 and Cadia Panel Caves, as well as the mine life extensions at Lihir and Cerro Negro. As of the third quarter, Newmont has made several notable advancements on its projects in execution.
▪Cadia PC2-3 (Australia) remains on track for completion by the end of 2026, with the final drawbell fired in September. The project is being transitioned to the Operations team, with all material development capital spend expected to be complete in the fourth quarter of 2026.
▪Cadia PC1-2 (Australia) continues to advance on schedule, as cave establishment activities have resumed after receiving key regulatory approvals and requirements following the seismic event in April, allowing the project to continue advancing towards critical hydraulic radius.
▪Tanami Expansion 2 (Australia) is progressing slightly ahead of schedule, with all shaft construction completed at the end of the third quarter. Commercial production is now expected towards the end of the first half of 2027, earlier than previously anticipated.
For further details on Newmont’s key projects currently in execution, refer to the Company’s Fourth Quarter 2025 Earnings and 2026 Guidance press release, issued on February 19, 2026, and available on Newmont.com. Please refer to the cautionary statement and footnotes for further information.
RED CHRIS BLOCK CAVE PROJECT1,2
Initial Development Establishes Foundation for Potential 70-Year Gold-Copper Operation
The Red Chris Block Cave project is a rare, large-scale multi-decade gold-copper opportunity located in the Golden Triangle of British Columbia, Canada. The brownfield extension project is designed to mine the porphyry gold-copper system beneath the existing open pit and includes an underground block cave mine, expansion of existing processing facilities to 15 million tonnes per year, and upgrades to site infrastructure unlocking higher-grade mineralization at depth. Newmont has a 70 percent ownership interest in Red Chris and is advancing the project with the partnership and support of Imperial Metals, its joint venture partner. The feasibility study is nearing completion, subject to review and governance oversight, with a full-funds investment decision now expected in early 2027.
As the feasibility study nears completion, the project has already achieved several key milestones, including the receipt of amended regulatory approvals from the Province of British Columbia in June 2026 that enable the transition from open pit mining to block caving. The amended Environmental Assessment Certificate was achieved through a consent-based process with the Tahltan Nation, reflecting a shared commitment to responsible resource development, meaningful Indigenous participation and long-term benefits for local communities.

The Golden Triangle has been prioritized by both the Provincial Government of British Columbia and the Federal Government of Canada as a region of national importance. Critical minerals, Indigenous partnerships, clean energy infrastructure, and Northwest B.C. economic development have been identified as strategic priorities, resulting in enhanced policy support, regulatory attention, and infrastructure investment in the region. In July 2026, the Government of Canada announced a CAD$500 million contribution to support the project, reinforcing Red Chris as a nationally significant critical minerals project. The Red Chris Joint Venture is continuing to work with the Government of Canada to finalize the terms of the grant and expects to reach an agreement in the coming months.
1 Please refer to the cautionary statement and footnotes for further information regarding forward-looking statements.
2 Newmont owns 70% of the Red Chris Joint Venture, operates the project, and proportionally consolidates the project into its financial statements. Imperial Metals (TSX:III) owns 30% of the Red Chris Joint Venture. The feasibility study and a full-funds investment decision require approval of the Board of Directors of the Red Chris Joint Venture.
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The project is expected to benefit from several strategic advantages, including:
•Development in a leading, stable mining jurisdiction
•Expected to deliver double-digit IRR and aligns with Newmont's investment evaluation criteria5
•Expected to be one of Newmont's lowest cost operations over life-of-mine
•Tahltan Nation consent, the amended B.C. Environmental Assessment Certificate and major mine permits support the project’s regulatory and social foundations
•Existing mature operation, including processing facilities, tailings infrastructure, road access, camp facilities and site services
•Access to established port at Stewart, B.C. for exports and delivery of project materials
•Reliable access to clean, hydroelectric power supplied by B.C. Hydro, the provincial electricity utility
•Knowledge of the Red Chris orebody and mineralogy from current operations
•Newmont's global block cave expertise, including experience at Cadia
•Growth opportunities beyond the project, including additional macro blocks, East Ridge Resources and other deposits in the Golden Triangle District

Key Project Metrics - Presented on a 100% Basis

Since 2023, Newmont has strengthened the project investment case and has shaped a more technically robust and commercially sound development plan. The feasibility study now reflects a more complete view of the investment requirements, schedule and production profile.

The first phase of the project is expected to produce 3.0 million ounces of gold and more than 850 thousand tonnes of copper over its initial thirteen-year cave life. Subject to approval by Newmont's Board of Directors and the Board of Directors of the Red Chris Joint Venture, construction of the Red Chris Block Cave is expected to commence in 2027, with commercial production targeted for 2033. The project is expected to ramp up to an average between 275 and 325 thousand ounces of gold per year, and between 65 and 85 thousand tonnes of copper per year between 2035 and 2040.

Total development capital for the project is currently estimated between $4.2 and $4.8 billion in real terms.3 The updated capital estimate reflects the latest development plan, updated productivity assumptions, and a more mature understanding of the infrastructure, schedule, and contingencies required to deliver the project. The capital estimate is net of the anticipated CAD$500 million contribution from the Government of Canada.4 Newmont expects to fund the capital investment through internal cash flows, reflecting its disciplined capital allocation framework and the strength and flexibility of its balance sheet.

The Red Chris mine has the potential for up to 70 years of mine life. The initial block cave project establishes the foundation for subsequent phased development, including additional macro blocks, the East Ridge, and other high confidence exploration targets, which are not included in the project metrics presented above. Forty percent of the planned upfront investment in processing facilities, material handling systems and other key infrastructure is expected to support potential future expansions, providing significant long-term optionality across the broader Golden Triangle district.

Newmont will continue to validate the underlying assumptions and execution plan as the feasibility study is finalized ahead of the anticipated full-funds investment decision in early 2027. An investment decision remains subject to the approval of the Red Chris Joint Venture Board of Directors.
3 Development capital estimates are presented on a 100% ownership basis, are stated in real terms, include contingency and are net of the anticipated CAD$500 million contribution from the Government of Canada. Estimates exclude costs to transition from open pit to block cave operations. U.S. dollar amounts are converted to Canadian dollars at US$0.75 = CAD$1.00, equating to an estimated range of CAD$5.6 and $6.4 billion. See cautionary statement regarding forward-looking statements.
4 Terms of the announced Government of Canada contribution are expected to be finalized before the end of 2026.
5 Evaluated across a range of economic scenarios, including gold at $3,600/oz and copper at $5.00/lb.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         8

	2025					2026
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Sales Volumes (koz)
Consolidated gold ounces sold	1,442	1,380	1,319	1,378	5,519	1,232	1,195	1,211		3,638
Attributable gold ounces sold (1)	1,430	1,363	1,308	1,358	5,459	1,211	1,177	1,194		3,582
Consolidated copper tonnes sold (thousands)	35	37	31	31	134	30	22	18		70
Consolidated silver ounces sold (millions)	6	7	8	7	28	10	6	11		27
Consolidated lead tonnes sold (thousands)	21	23	27	24	95	28	17	21		66
Consolidated zinc tonnes sold (thousands)	73	56	68	49	246	58	40	67		165

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,944	$3,320	$3,539	$4,216	$3,498	$4,900	$4,414	$4,317		$4,546
Average realized copper price	$4.65	$4.37	$4.67	$6.04	$4.89	$5.68	$6.82	$6.91		$6.36
Average realized silver price	$30.12	$29.50	$37.02	$57.29	$38.92	$66.78	$53.49	$50.50		$57.10
Average realized lead price	$0.89	$0.88	$0.86	$0.88	$0.87	$0.84	$0.88	$0.84		$0.85
Average realized zinc price	$1.13	$1.13	$1.29	$1.41	$1.23	$1.44	$1.64	$1.74		$1.61

Attributable Gold Production (koz)
Lihir	164	160	129	132	585	113	157	135		405
Cadia	103	104	97	81	385	94	34	61		189
Tanami	78	90	100	123	391	82	90	81		253
Boddington	126	147	146	146	565	111	160	150		421
Ahafo South (2)	205	197	145	119	664	128	100	104		332
Ahafo North (2)	—	—	—	68	70	62	68	69		199
Merian (75%)	47	40	35	56	178	66	56	49		171
Cerro Negro	28	42	68	64	202	46	49	55		150
Yanacocha	105	131	152	127	515	144	128	117		389
Peñasquito	123	148	88	56	415	54	37	46		137
Red Chris (70%)	14	15	15	18	62	14	9	9		32
Brucejack	41	50	79	61	231	59	53	72		184
Managed Core Portfolio	1,034	1,124	1,054	1,051	4,263	973	941	948		2,862
Nevada Gold Mines (38.5%)	216	239	251	293	999	236	240	251		727
Pueblo Viejo (40%) (3)	49	63	72	69	253	54	74	65		193
Fruta Del Norte (32%) (4)	43	38	44	40	165	38	38	38		114
Non-Managed Core Portfolio	308	340	367	402	1,417	328	352	354		1,034
Total Core Portfolio	1,342	1,464	1,421	1,453	5,680	1,301	1,293	1,302		3,896
Non-Core Assets (5)	195	14	—	—	209	—	—	—		—
Total Attributable Gold Production	1,537	1,478	1,421	1,453	5,889	1,301	1,293	1,302		3,896

Co-Product Production
Cadia copper tonnes (thousands)	21	22	22	17	82	21	7	13		41
Boddington copper tonnes (thousands)	7	7	6	4	24	3	5	5		13
Red Chris copper tonnes (thousands)	7	7	7	8	29	6	5	5		16
Total copper tonnes (thousands)	35	36	35	29	135	30	17	23		70
Peñasquito silver ounces (millions)	6	8	7	7	28	9	7	11		27
Peñasquito lead tonnes (thousands)	22	27	26	23	98	27	18	22		67
Peñasquito zinc tonnes (thousands)	59	67	59	46	231	62	40	67		169

Total CAS ($M)
Total CAS	$2,106	$2,001	$1,951	$2,027	$8,085	$1,937	$2,088	$2,143		$6,168

Gold By-Product CAS Consolidated ($/oz)
Lihir	$1,009	$1,287	$1,468	$1,484	$1,297	$1,503	$1,470	$1,659		$1,547
Cadia	$(643)	$(514)	$(593)	$(1,007)	$(676)	$(1,062)	$(945)	$(602)		$(926)
Tanami	$1,087	$1,278	$1,158	$963	$1,114	$1,099	$1,335	$1,415		$1,279
Boddington	$970	$1,000	$1,054	$1,002	$1,005	$1,158	$964	$905		$986
Ahafo South	$1,238	$1,010	$1,309	$1,458	$1,227	$1,696	$2,164	$1,903		$1,898
Ahafo North	$—	$—	$—	$532	$532	$1,190	$1,270	$1,337		$1,268
Merian	$1,497	$1,808	$1,722	$1,297	$1,562	$1,320	$1,413	$1,566		$1,423
Cerro Negro	$2,063	$2,118	$1,375	$1,240	$1,594	$1,181	$1,564	$1,552		$1,425
Yanacocha	$961	$882	$769	$618	$795	$1,005	$1,021	$1,091		$1,037
Peñasquito	$(949)	$(880)	$(1,882)	$(3,587)	$(1,578)	$(10,482)	$(6,201)	$(10,832)		$(9,538)
Red Chris	$(1,200)	$71	$125	$(1,789)	$(723)	$(2,094)	$(3,096)	$(1,948)		$(2,396)
Brucejack	$1,800	$1,861	$1,184	$1,257	$1,465	$1,736	$1,661	$1,332		$1,574
Managed Core Portfolio	$733	$789	$732	$594	$713	$363	$933	$689		$658
Nevada Gold Mines (38.5%)	$1,426	$1,448	$1,241	$1,258	$1,334	$1,281	$1,473	$1,392		$1,382
Non-Managed Core Portfolio	$1,426	$1,448	$1,241	$1,258	$1,334	$1,281	$1,473	$1,392		$1,382
Total Core Portfolio	$854	$903	$831	$738	$830	$541	$1,043	$832		$803
Non-Core Assets (5)	$1,410	$2,032	$—	$—	$1,456	$—	$—	$—		$—
Total Gold By-Product CAS/oz (6)	$930	$917	$831	$738	$855	$541	$1,043	$832		$803
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         9

	2025					2026
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Gold Co-Product CAS ($/oz)
Cadia	$794	$805	$820	$981	$845	$1,050	$1,555	$1,525		$1,288
Boddington	$1,239	$1,207	$1,268	$1,262	$1,244	$1,421	$1,283	$1,270		$1,310
Peñasquito	$898	$756	$956	$1,235	$922	$1,188	$2,126	$1,431		$1,501
Red Chris (70%)	$1,106	$1,475	$1,492	$1,352	$1,358	$1,658	$1,600	$2,585		$1,893
Managed Core Portfolio	$1,150	$1,154	$1,172	$1,140	$1,154	$1,314	$1,461	$1,463		$1,411
Total Core Portfolio	$1,198	$1,204	$1,185	$1,166	$1,188	$1,307	$1,463	$1,449		$1,406
Total Gold Co-Product CAS/oz (6)	$1,227	$1,215	$1,185	$1,166	$1,199	$1,307	$1,463	$1,449		$1,406

Co-Product CAS ($/unit)
Cadia - copper ($/tonne)	$3,468	$3,517	$3,534	$4,289	$3,688	$2,858	$4,523	$4,267		$3,584
Boddington - copper ($/tonne)	$5,423	$5,163	$5,048	$5,548	$5,287	$3,912	$3,778	$3,721		$3,783
Red Chris - copper ($/tonne)	$4,991	$6,738	$6,870	$5,783	$6,087	$4,474	$5,060	$6,925		$5,438
Total - copper ($/tonne)	$4,182	$4,422	$4,531	$4,821	$4,476	$3,273	$4,503	$4,857		$4,070
Peñasquito- silver ($/ounce)	$10	$9	$12	$16	$12	$15	$25	$18		$18
Peñasquito - lead ($/tonne)	$997	$933	$1,212	$1,728	$1,226	$590	$1,022	$710		$737
Peñasquito - zinc ($/tonne)	$1,499	$1,376	$1,743	$2,433	$1,723	$1,156	$1,603	$1,330		$1,336

Gold By-Product AISC Consolidated ($/oz)
Lihir	$1,339	$1,563	$1,810	$1,775	$1,607	$1,771	$1,707	$1,912		$1,798
Cadia	$133	$92	$99	$213	$135	$(139)	$1,728	$2,236		$884
Tanami	$1,659	$1,698	$1,748	$1,738	$1,716	$1,791	$2,033	$2,267		$2,022
Boddington	$1,348	$1,250	$1,346	$1,343	$1,321	$1,587	$1,326	$1,214		$1,342
Ahafo South	$1,462	$1,220	$1,541	$1,932	$1,494	$1,964	$2,604	$2,261		$2,245
Ahafo North	$—	$—	$—	$691	$696	$1,408	$1,485	$1,714		$1,541
Merian	$1,864	$2,074	$2,255	$1,628	$1,921	$1,532	$1,780	$1,988		$1,748
Cerro Negro	$2,857	$3,023	$1,776	$1,831	$2,220	$1,567	$2,338	$2,097		$1,988
Yanacocha	$1,170	$1,144	$868	$740	$964	$1,072	$1,128	$1,199		$1,129
Peñasquito	$(254)	$(406)	$(1,216)	$(2,440)	$(889)	$(9,318)	$(4,352)	$(9,301)		$(8,082)
Red Chris	$(467)	$1,357	$1,625	$(847)	$398	$(1,117)	$(1,770)	$(131)		$(1,069)
Brucejack	$2,230	$2,490	$1,763	$1,815	$2,020	$2,105	$2,156	$2,249		$2,171
Managed Core Portfolio	$1,309	$1,276	$1,255	$1,245	$1,271	$893	$1,574	$1,376		$1,276
Nevada Gold Mines (38.5%)	$1,789	$1,771	$1,502	$1,508	$1,629	$1,595	$1,805	$1,760		$1,721
Non-Managed Core Portfolio	$1,789	$1,771	$1,502	$1,508	$1,629	$1,595	$1,805	$1,760		$1,721
Total Core Portfolio	$1,394	$1,360	$1,303	$1,302	$1,339	$1,029	$1,621	$1,454		$1,365
Non-Core Assets (5)	$1,787	$2,550	$—	$—	$1,845	$—	$—	$—		$—
Total Gold By-product AISC (6)	$1,447	$1,375	$1,303	$1,302	$1,358	$1,029	$1,621	$1,454		$1,365

Gold Co-Product AISC ($/oz)
Cadia	$1,184	$1,109	$1,188	$1,584	$1,253	$1,638	$3,151	$3,390		$2,427
Boddington	$1,544	$1,422	$1,524	$1,565	$1,514	$1,825	$1,622	$1,554		$1,642
Peñasquito	$1,091	$944	$1,133	$1,491	$1,120	$1,495	$2,589	$1,735		$1,845
Red Chris	$1,322	$1,903	$2,037	$1,723	$1,750	$2,110	$2,118	$3,176		$2,405
Managed Core Portfolio	$1,596	$1,542	$1,582	$1,651	$1,592	$1,736	$1,972	$2,014		$1,906
Total Core Portfolio	$1,630	$1,582	$1,566	$1,620	$1,599	$1,709	$1,938	$1,963		$1,869
Total Gold Co-product AISC (6)	$1,651	$1,593	$1,566	$1,620	$1,609	$1,709	$1,938	$1,963		$1,869

Co-Product AISC ($/unit)
Cadia - copper ($/tonne)	$5,316	$4,909	$5,187	$7,106	$5,584	$4,466	$9,370	$9,495		$6,783
Boddington - copper ($/tonne)	$6,760	$5,917	$5,985	$6,757	$6,340	$4,712	$4,393	$4,350		$4,444
Red Chris - copper ($/tonne)	$6,053	$8,550	$9,111	$7,066	$7,681	$5,293	$6,326	$8,887		$6,766
Total - copper ($/tonne)	$6,014	$6,068	$6,440	$7,305	$6,423	$4,816	$7,584	$7,994		$6,506
Peñasquito - silver ($/ounce)	$13	$12	$15	$20	$15	$19	$30	$22		$23
Peñasquito - lead ($/tonne)	$1,185	$1,146	$1,405	$2,054	$1,456	$733	$1,232	$852		$896
Peñasquito - zinc ($/tonne)	$2,026	$1,659	$2,105	$2,994	$2,156	$1,523	$2,027	$1,664		$1,704
____________________________
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)In the fourth quarter of 2025, the Ahafo North development project achieved commercial production and became a reportable segment. Prior to that date, Ahafo North development gold ounces of 2 thousand were included in the Ahafo South reportable segment.
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in endnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in endnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)The Company completed the sale of CC&V, Musselwhite, and Éléonore in the first quarter of 2025, and Porcupine and Akyem in the second quarter of 2025. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.
(6)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2025 (1)					2026 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$5,010	$5,317	$5,524	$6,818	$22,669	$7,307	$6,118	$6,363		$19,788

Costs and expenses:
Costs applicable to sales (2)	2,106	2,001	1,951	2,027	8,085	1,937	2,088	2,143		6,168
Depreciation and amortization	593	620	643	665	2,521	632	604	632		1,868
Reclamation and remediation	93	83	123	(50)	249	78	81	199		358
Exploration	49	61	65	68	243	51	69	68		188
Advanced projects, research and development	43	40	40	43	166	45	47	58		150
General and administrative	110	95	86	91	382	79	74	82		235
Impairment charges	15	9	39	779	842	9	2	2		13
(Gain) loss on sale of assets held for sale	(276)	(699)	(99)	8	(1,066)	—	(5)	—		(5)
Other expense, net	28	39	100	119	286	10	62	16		88
	2,761	2,249	2,948	3,750	11,708	2,841	3,022	3,200		9,063
Other income (expense):
Change in fair value of investments and options	291	151	38	124	604	87	(111)	—		(24)
Other income (loss), net	10	(36)	(55)	87	6	69	49	78		196
Interest expense, net of capitalized interest	(79)	(65)	(52)	(33)	(229)	(39)	(35)	(31)		(105)
	222	50	(69)	178	381	117	(97)	47		67
Income (loss) before income and mining tax and other items	2,471	3,118	2,507	3,246	11,342	4,583	2,999	3,210		10,792
Income and mining tax benefit (expense)	(647)	(1,092)	(787)	(2,070)	(4,596)	(1,404)	(952)	(839)		(3,195)
Equity income (loss) of affiliates	78	49	123	171	421	149	204	143		496
Net income (loss)	1,902	2,075	1,843	1,347	7,167	3,328	2,251	2,514		8,093
Net loss (income) attributable to noncontrolling interests (3)	(11)	(14)	(11)	(46)	(82)	(66)	(49)	(39)		(154)
Net income (loss) attributable to Newmont stockholders	$1,891	$2,061	$1,832	$1,301	$7,085	$3,262	$2,202	$2,475		$7,939

Weighted average common shares (millions):
Basic	1,126	1,110	1,097	1,090	1,106	1,085	1,065	1,049		1,066
Effect of employee stock-based awards	1	2	3	4	2	2	2	2		3
Diluted	1,127	1,112	1,100	1,094	1,108	1,087	1,067	1,051		1,069

Net income (loss) attributable to Newmont stockholders per common share:
Basic	$1.68	$1.86	$1.67	$1.19	$6.41	$3.01	$2.07	$2.36		$7.45
Diluted	$1.68	$1.85	$1.67	$1.19	$6.39	$3.00	$2.06	$2.35		$7.43
____________________________
(1)Certain amounts and disclosures have been reclassified to conform to the presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Relates to the Suriname Gold project C.V. (“Merian”) reportable segment.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         11

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2025				2026
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$4,698	$6,185	$5,639	$7,647	$8,775	$9,009	$8,827
Trade receivables	887	637	1,047	1,067	1,137	686	952
Investments	18	468	328	594	4	—	—
Inventories	1,493	1,500	1,504	1,512	1,501	1,478	1,587
Stockpiles and ore on leach pads	792	767	944	1,177	1,211	1,321	1,313
Other receivables	428	521	506	678	538	492	544
Other current assets	225	219	238	391	345	320	348
Assets held for sale	2,199	102	166	—	—	—	—
Current assets	10,740	10,399	10,372	13,066	13,511	13,306	13,571
Property, plant and mine development, net	33,568	33,591	33,621	33,310	33,323	33,583	33,871
Investments	4,856	4,455	4,103	4,186	4,187	4,122	4,066
Stockpiles and ore on leach pads	2,409	2,540	2,521	2,410	2,538	2,536	2,618
Deferred income tax assets	59	55	40	45	32	22	16
Goodwill	2,658	2,658	2,658	2,658	2,658	2,658	2,658
Other non-current assets	1,229	1,467	1,375	1,446	1,421	1,414	1,383
Total assets	$55,519	$55,165	$54,690	$57,121	$57,670	$57,641	$58,183

LIABILITIES
Accounts payable	$771	$742	$832	$816	$828	$906	$879
Employee-related benefits	502	562	750	898	795	708	818
Income and mining taxes payable	378	705	884	1,188	1,377	1,272	1,373
Lease and other financing obligations	109	112	116	118	116	132	134
Other current liabilities	2,357	2,544	2,500	2,692	2,415	2,208	2,335
Liabilities held for sale	1,309	5	4	—	—	—	—
Current liabilities	5,426	4,670	5,086	5,712	5,531	5,226	5,539
Debt	7,507	7,132	5,180	5,115	5,079	5,083	5,087
Lease and other financing obligations	370	363	355	356	337	383	363
Reclamation and remediation liabilities	6,376	6,216	6,228	6,297	6,169	6,184	6,095
Deferred income tax liabilities	2,733	2,890	2,885	4,045	3,948	3,851	3,782
Employee-related benefits	575	596	583	634	604	616	624
Silver streaming agreement	671	646	623	598	572	546	528
Other non-current liabilities	430	365	339	322	332	338	315
Total liabilities	24,088	22,878	21,279	23,079	22,572	22,227	22,333

EQUITY
Common stock	1,803	1,772	1,760	1,753	1,727	1,704	1,679
Treasury stock	(293)	(294)	(297)	(301)	(346)	(348)	(349)
Additional paid-in capital	29,624	29,141	28,955	28,847	28,417	28,057	27,647
Accumulated other comprehensive income (loss)	(39)	44	109	137	156	114	123
Retained earnings	153	1,449	2,699	3,431	4,972	5,716	6,575
Newmont stockholders' equity	31,248	32,112	33,226	33,867	34,926	35,243	35,675
Noncontrolling interests	183	175	185	175	172	171	175
Total equity	31,431	32,287	33,411	34,042	35,098	35,414	35,850
Total liabilities and equity	$55,519	$55,165	$54,690	$57,121	$57,670	$57,641	$58,183

NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         12

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2025 (1)					2026 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$1,902	$2,075	$1,843	$1,347	$7,167	$3,328	$2,251	$2,514		$8,093
Non-cash adjustments:
Depreciation and amortization	593	620	643	665	2,521	632	604	632		1,868
Reclamation and remediation	89	77	116	(63)	219	75	74	190		339
(Gain) loss on sale of assets held for sale	(276)	(699)	(99)	8	(1,066)	—	(5)	—		(5)
Deferred income taxes	125	217	74	975	1,391	(45)	(101)	(9)		(155)
Change in fair value of investments and options	(291)	(151)	(38)	(124)	(604)	(87)	111	—		24
Impairment charges	15	9	39	779	842	9	2	2		13
Other non-cash adjustments	15	80	6	(27)	74	75	78	4		157
Cash from operations before working capital (2)	2,172	2,228	2,584	3,560	10,544	3,987	3,014	3,333		10,334
Change in operating assets and liabilities:
Trade and other receivables	228	215	(369)	(167)	(93)	70	461	(318)		213
Inventories, stockpiles and ore on leach pads	(175)	(61)	(106)	(112)	(454)	(152)	(131)	(172)		(455)
Other assets	(9)	(89)	(45)	(104)	(247)	(11)	27	9		25
Accounts payable	(69)	(30)	91	(11)	(19)	18	84	(22)		80
Reclamation and remediation liabilities	(95)	(185)	(247)	(276)	(803)	(209)	(249)	(256)		(714)
Accrued tax liabilities (3)	91	263	173	512	1,039	200	(116)	29		113
Other accrued liabilities	(112)	43	217	219	367	(118)	(166)	165		(119)
Net change in operating assets and liabilities	(141)	156	(286)	61	(210)	(202)	(90)	(565)		(857)
Net cash provided by (used in) operating activities	2,031	2,384	2,298	3,621	10,334	3,785	2,924	2,768		9,477

Investing activities:
Additions to property, plant and mine development	(826)	(674)	(727)	(808)	(3,035)	(641)	(719)	(856)		(2,216)
Proceeds from sales of investments	7	367	578	34	986	257	—	—		257
Return of investment from equity method investees	20	24	11	7	62	26	16	95		137
Proceeds from sales of mining operations and other assets, net	1,684	991	114	22	2,811	91	9	(1)		99
Contributions to equity method investees	(31)	(17)	(4)	(7)	(59)	(25)	(32)	(31)		(88)
Other	(116)	(12)	(3)	(28)	(159)	(10)	(5)	(24)		(39)
Net cash provided by (used in) investing activities	738	679	(31)	(780)	606	(302)	(731)	(817)		(1,850)

Financing activities:
Repurchases of common stock	(348)	(1,011)	(516)	(428)	(2,303)	(1,895)	(1,567)	(1,779)		(5,241)
Dividends paid to common stockholders	(282)	(279)	(273)	(272)	(1,106)	(282)	(277)	(272)		(831)
Distributions to noncontrolling interests	(44)	(56)	(32)	(85)	(217)	(105)	(84)	(49)		(238)
Funding from noncontrolling interests	39	31	33	30	133	35	33	33		101
Payments on lease and other financing obligations	(23)	(23)	(24)	(25)	(95)	(27)	(26)	(25)		(78)
Repayment of debt	(985)	(398)	(1,977)	(70)	(3,430)	(39)	—	—		(39)
Other	(19)	(9)	(11)	17	(22)	(44)	(23)	(16)		(83)
Net cash provided by (used in) financing activities	(1,662)	(1,745)	(2,800)	(833)	(7,040)	(2,357)	(1,944)	(2,108)		(6,409)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	10	(13)	4	(4)	1	(17)	(10)		(26)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	1,102	1,328	(546)	2,012	3,896	1,127	232	(167)		1,192
Change in cash and restricted cash reclassified to assets held for sale (4)	(22)	160	—	—	138	—	—	—		—
Net change in cash, cash equivalents and restricted cash	1,080	1,488	(546)	2,012	4,034	1,127	232	(167)		1,192
Cash, cash equivalents and restricted cash at beginning of period	3,650	4,730	6,218	5,672	3,650	7,684	8,811	9,043		7,684
Cash, cash equivalents and restricted cash at end of period	$4,730	$6,218	$5,672	$7,684	$7,684	$8,811	$9,043	$8,876		$8,876

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,698	$6,185	$5,639	$7,647	$7,647	$8,775	$9,009	$8,827		$8,827
Restricted cash included in Other current assets	1	2	1	3	3	3	1	1		1
Restricted cash included in Other non-current assets	31	31	32	34	34	33	33	48		48
Total cash, cash equivalents and restricted cash	$4,730	$6,218	$5,672	$7,684	$7,684	$8,811	$9,043	$8,876		$8,876
____________________________
(1)Certain amounts and disclosures have been reclassified to conform to the presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $2,458 for the year ended December 31, 2025 is comprised of $465, $648, $588, and $757 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, of $3,207 for the nine months ended September 30, 2026 is comprised of $1,268, $1,081, and $858 for the first, second, and third quarter, respectively.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         13

Non-GAAP Financial Measures (dollars in millions, except per share, per ounce and per pound amounts, unless otherwise noted)
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2025 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted Net Income (Loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended September 30, 2026			Nine Months Ended September 30, 2026
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$2,475	$2.36	$2.35	$7,939	$7.45	$7.43
Adjustments:
Reclamation and remediation charges (2)	116	0.11	0.11	116	0.11	0.11
(Gain) loss on asset and investment sales (3)	(40)	(0.04)	(0.04)	(39)	(0.04)	(0.04)
Restructuring and severance (4)	7	—	—	25	0.02	0.02
Change in fair value of investments and options (5)	—	—	—	24	0.02	0.02
Impairment charges (6)	2	—	—	13	0.01	0.01
(Gain) loss on sale of assets held for sale (7)	—	—	—	(5)	—	—
Settlement costs (8)	1	—	—	1	—	—
(Gain) loss on debt extinguishment (9)	—	—	—	(1)	—	—
Other (10)	(8)	—	—	(37)	(0.03)	(0.03)
Tax effect of adjustments (11)	(29)	(0.02)	(0.02)	(29)	(0.02)	(0.02)
Valuation allowance and other tax adjustments (12)	(215)	(0.21)	(0.20)	(296)	(0.29)	(0.28)
Adjusted net income (loss)	$2,309	$2.20	$2.20	$7,711	$7.23	$7.22

Weighted average common shares (millions): (13)		1,049	1,051		1,066	1,069
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Represents revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily consists of gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(4)Primarily consists of restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(5)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(6)Consists of non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(7)Consists of the impact of finalization of certain working capital adjustments on completed divestments; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(8)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(9)Consists of the gain on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(10)Primarily consists of activity related to prior divestitures; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures completed in 2025.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2026 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $292 and $155, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $3 and $12, net reductions to the reserve for uncertain tax positions of $(23) and $(66), and other tax adjustments of $(487) and $(397). For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         14

	Three Months Ended September 30, 2025			Nine Months Ended September 30, 2025
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,832	$1.67	$1.67	$5,784	$5.21	$5.20
Adjustments:
(Gain) loss on sale of assets held for sale (2)	(99)	(0.09)	(0.09)	(1,074)	(0.97)	(0.96)
Change in fair value of investments and options (3)	(38)	(0.03)	(0.03)	(480)	(0.43)	(0.43)
Restructuring and severance (4)	85	0.08	0.07	109	0.10	0.10
(Gain) loss on debt extinguishment (5)	72	0.06	0.06	100	0.09	0.09
Impairment charges (6)	39	0.03	0.03	62	0.06	0.06
Reclamation and remediation charges (7)	41	0.04	0.04	41	0.04	0.04
(Gain) loss on asset and investment sales (8)	6	—	—	13	0.01	0.01
Newcrest transaction and integration costs (9)	2	—	—	(4)	—	—
Settlement costs (10)	(2)	—	—	1	—	—
Other (11)	(1)	—	—	16	0.01	0.01
Tax effect of adjustments (12)	(36)	(0.02)	(0.02)	334	0.31	0.30
Valuation allowance and other tax adjustments (13)	(18)	(0.02)	(0.02)	(21)	(0.03)	(0.03)
Adjusted net income (loss)	$1,883	$1.72	$1.71	$4,881	$4.40	$4.39

Weighted average common shares (millions): (14)		1,097	1,100		1,111	1,113
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Consists of the gain on the divestments of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(3)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(4)Primarily consists of restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net. Amounts are presented net of Net loss (income) attributable to noncontrolling interests of $(2) and $(2), respectively.
(5)Consists of the loss on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(6)Consists of non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net. Amounts are presented net of Net loss (income) attributable to noncontrolling interests of $— and $(1), respectively.
(7)Represents revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(8)Primarily consists of gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(9)Consists of costs incurred related to the Newcrest transaction and includes a gain related to reduction of the stamp duty tax liability; included in Other expense, net.
(10)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(11)Primarily consists of activity related to prior divestitures; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures completed in 2025.
(12)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (11), as described above, and are calculated using the applicable regional tax rate.
(13)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(21) and $(72), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(72) and $(69), net reductions to the reserve for uncertain tax positions of $4 and $(2), and other tax adjustments of $71 and $122. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(14)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         15

Earnings Before Interest, Taxes, Depreciation and Amortization and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss) attributable to Newmont stockholders	$2,475	$1,832	$7,939	$5,784
Net income (loss) attributable to noncontrolling interests	39	11	154	36
Equity loss (income) of affiliates	(143)	(123)	(496)	(250)
Income and mining tax expense (benefit)	839	787	3,195	2,526
Depreciation and amortization	632	643	1,868	1,856
Interest expense, net of capitalized interest	31	52	105	196
EBITDA	3,873	3,202	12,765	10,148
Adjustments:
Reclamation and remediation charges (1)	116	41	116	41
(Gain) loss on asset and investment sales (2)	(40)	6	(39)	13
Restructuring and severance (3)	7	87	25	111
Change in fair value of investments and options (4)	—	(38)	24	(480)
Impairment charges (5)	2	39	13	63
(Gain) loss on sale of assets held for sale (6)	—	(99)	(5)	(1,074)
Settlement costs (7)	1	(2)	1	1
(Gain) loss on debt extinguishment (8)	—	72	(1)	100
Newcrest transaction and integration costs (9)	—	2	—	(4)
Other (10)	(8)	(1)	(37)	16
Adjusted EBITDA	$3,951	$3,309	$12,862	$8,935
____________________________
(1)Represents revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 to the Condensed Consolidated Financial Statements for further information.
(2)Primarily consists of gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(3)Primarily consists of restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(4)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(5)Consists of non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(6)Primarily consists of the gain on the sales of certain non-core assets in 2025; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(7)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(8)Consists of the gains and losses on debt redemptions incurred in 2026 and 2025, respectively; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(9)Consists of costs incurred in 2025 related to the Newcrest transaction; included in Other expense, net.
(10)Primarily consists of activity related to prior divestitures; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures completed in 2025.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         16

Net Debt
Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt. The Company has also presented Net debt excluding Lease and other financing obligations to provide a supplemental view of evaluating the financial flexibility and strength of the Company's balance sheet.

	At September 30, 2026	At December 31, 2025
Debt	$5,087	$5,115
Less: Cash and cash equivalents	(8,827)	(7,647)
Net debt (cash) excluding lease and other financing obligations	(3,740)	(2,532)
Add: Lease and other financing obligations	497	474
Net debt (cash)	$(3,243)	$(2,058)

NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         17

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025

Net income (loss) attributable to Newmont stockholders	$2,475	$2,202	$3,262	$1,301
Net income (loss) attributable to noncontrolling interests	39	49	66	46
Equity loss (income) of affiliates	(143)	(204)	(149)	(171)
Income and mining tax expense (benefit)	839	952	1,404	2,070
Depreciation and amortization	632	604	632	665
Interest expense, net of capitalized interest	31	35	39	33
EBITDA (1)	$3,873	$3,638	$5,254	$3,944
Adjustments:
Reclamation and remediation charges	116	—	—	(137)
(Gain) loss on asset and investment sales	(40)	1	—	7
Restructuring and severance	7	12	6	75
Impairment charges	2	2	9	779
Settlement costs	1	2	(2)	1
Change in fair value of investments and options	—	111	(87)	(124)
(Gain) loss on sale of assets held for sale	—	(5)	—	8
(Gain) loss on debt extinguishment	—	—	(1)	1
Newcrest transaction and integration costs	—	—	—	4
Other	(8)	(4)	(25)	(13)
Adjusted EBITDA (1)	$3,951	$3,757	$5,154	$4,545
12 month trailing Adjusted EBITDA	$17,407

Total Debt	$5,087
Less: Cash and cash equivalents	(8,827)
Net debt (cash) excluding leases and other financing obligations	(3,740)
Add: Lease and other financing obligations	497
Net debt (cash)	$(3,243)

Net debt (cash) to Adjusted EBITDA	(0.2)
____________________________
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         18

Free Cash Flow
The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$2,768	$2,298	$9,477	$6,713
Less: Additions to property, plant and mine development	(856)	(727)	(2,216)	(2,227)
Free cash flow	$1,912	$1,571	$7,261	$4,486

Net cash provided by (used in) investing activities (1)	$(817)	$(31)	$(1,850)	$1,386
Net cash provided by (used in) financing activities	$(2,108)	$(2,800)	$(6,409)	$(6,207)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         19

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended September 30, 2026	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	Co-Product All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz. (9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-product sales (15)	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$241	$4	$2	$—	$—	$—	$31	$278	145	$1,912	$—	$—	$278	$1,912
Cadia (10)	66	1	1	—	—	1	78	147	43	$3,390	78	(128)	97	$2,236
Tanami	113	1	4	—	—	—	62	180	80	$2,267	—	—	180	$2,267
Boddington	210	6	2	—	—	(1)	40	257	165	$1,554	23	(81)	199	$1,214
Ahafo South	215	3	3	—	1	—	33	255	113	$2,261	—	—	255	$2,261
Ahafo North	94	1	4	—	—	—	22	121	70	$1,714	—	—	121	$1,714
Merian	104	2	1	—	—	—	26	133	66	$1,988	—	—	133	$1,988
Cerro Negro	78	2	—	—	3	—	23	106	51	$2,097	—	—	106	$2,097
Yanacocha	128	6	1	—	3	—	3	141	118	$1,199	—	—	141	$1,199
Peñasquito	64	4	—	—	—	1	9	78	44	$1,735	366	(862)	(418)	$(9,301)
Red Chris	25	1	—	—	—	(2)	7	31	10	$3,176	47	(77)	1	$(131)
Brucejack	78	1	9	—	(1)	—	45	132	59	$2,249	—	—	132	$2,249
Non-managed
NGM	343	5	—	3	—	1	80	432	247	$1,760	—	—	432	$1,760
Corporate and Other (11)	(5)	—	19	66	2	—	4	86	—	$—	18	—	104	$—
Total Gold	1,754	37	46	69	8	—	463	2,377	1,211	$1,963	$532	$(1,148)	$1,761	$1,454

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia (10)	35	1	—	—	—	1	41	78	23	$3,445
Boddington	20	—	—	—	—	—	3	23	15	$1,578
Peñasquito (14)	297	18	—	(1)	—	15	37	366	195	$1,879
Red Chris	37	2	—	—	—	(3)	11	47	15	$3,225
Corporate and Other (11)	—	—	4	14	—	—	—	18	—	$—
Total Gold Equivalent Ounces	389	21	4	13	—	13	92	532	248	$2,154

Consolidated	$2,143	$58	$50	$82	$8	$13	$555	$2,909
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $116.
(3)Includes stockpile, leach pad, and product inventory adjustments of $(2) at NGM.
(4)Includes operating accretion of $33, included in Reclamation and remediation, and amortization of asset retirement costs of $25; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $42 and $124, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $1 at Cadia, $1 at Tanami, $2 at Boddington, $20 at Ahafo South, $8 at Merian, $6 at Cerro Negro, $4 at Yanacocha, $5 at Peñasquito, $2 at Red Chris, $10 at NGM, $17 at Corporate and Other, totaling $76 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $7, impairment charges of $2, and settlement costs of $1 included in Other expense, net.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE                         20

(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $25.
(9)Per ounce measures may not recalculate due to rounding.
(10)Production and cost metrics were impacted by the operational stoppage during the second quarter of 2026 due to the Cadia seismic event.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($4,000/oz.), Copper ($5.00/lb.), Silver ($50.00/oz.), Lead ($0.90/lb.), and Zinc ($1.30/lb.) pricing for 2026.
(13)Cadia sold 8 thousand tonnes of copper, Boddington sold 5 thousand tonnes of copper, Peñasquito sold 11 million ounces of silver, 21 thousand tonnes of lead and 67 thousand tonnes of zinc, and Red Chris sold 5 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $236, $18, and $112 for silver, lead, and zinc, respectively.
(15)Excludes treatment and refining costs as these amounts are reflected in co-product all-in sustaining costs from GEOs; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of sales.

Three Months Ended September 30, 2025	Costs Applicable to Sales (1)(2)	Reclamation Costs (3)	Advanced Projects, Research and Development and Exploration (4)	General and Administrative	Other Expense, Net (5)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (6)(7)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz.(8)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (8)
Gold
Managed
Lihir	$202	$4	$5	$—	$1	$—	$38	$250	138	$1,810	$—	$—	$250	$1,810
Cadia	74	1	—	—	—	—	31	106	91	$1,188	98	(195)	9	$99
Tanami	121	2	2	—	—	—	58	183	105	$1,748	—	—	183	$1,748
Boddington	166	5	—	—	—	—	27	198	130	$1,524	32	(55)	175	$1,346
Ahafo South	195	2	3	—	—	—	29	229	148	$1,541	—	—	229	$1,541
Merian	78	2	6	—	—	—	16	102	46	$2,255	—	—	102	$2,255
Cerro Negro	83	2	—	—	(1)	—	23	107	60	$1,776	—	—	107	$1,776
Yanacocha	117	13	1	—	1	—	2	134	152	$868	—	—	134	$868
Peñasquito	97	4	—	1	—	6	8	116	102	$1,133	296	(536)	(124)	$(1,216)
Red Chris	23	1	—	—	1	—	7	32	16	$2,037	63	(69)	26	$1,625
Brucejack	91	1	8	—	—	1	36	137	77	$1,763	—	—	137	$1,763
Non-managed
NGM	316	4	3	3	1	1	54	382	254	$1,502	—	—	382	$1,502
Corporate and Other (9)	—	—	13	65	9	—	3	90	—	$—	19	—	109	$—
Total Gold	1,563	41	41	69	12	8	332	2,066	1,319	$1,566	$508	$(855)	$1,719	$1,303

Gold equivalent ounces - other metals (10)(11)
Managed
Cadia	67	1	2	—	—	1	27	98	85	$1,143
Boddington	26	1	—	—	—	—	5	32	24	$1,319
Peñasquito (12)	247	6	—	1	—	18	24	296	230	$1,289
Red Chris	48	1	—	—	2	(2)	14	63	31	$2,007
Corporate and Other (9)	—	—	4	16	(1)	—	—	19	—	$—
Total Gold Equivalent Ounces	388	9	6	17	1	17	70	508	370	$1,370

Consolidated	$1,951	$50	$47	$86	$13	$25	$402	$2,574
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $94.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE                         21

(3)Includes operating accretion of $28, included in Reclamation and remediation, and amortization of asset retirement costs of $22; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $46 and $49, respectively, included in Reclamation and remediation.
(4)Excludes development expenditures of $11 at Ahafo South, $2 at Ahafo North, $4 at Merian, $8 at Cerro Negro, $3 at Yanacocha, $4 at Peñasquito, $3 at Red Chris, $5 at NGM, $18 at Corporate and Other, totaling $58 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(5)Excludes restructuring and severance of $87, impairment charges of $39, Newcrest transaction and integration costs of $2, and settlement costs of $(2); included in Other expense, net.
(6)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(7)Includes finance lease payments and other costs for sustaining projects of $19.
(8)Per ounce measures may not recalculate due to rounding.
(9)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(10)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(11)For the three months ended September 30, 2025, Cadia sold 19 thousand tonnes of copper, Boddington sold 5 thousand tonnes of copper, Peñasquito sold 8 million ounces of silver, 27 thousand tonnes of lead and 68 thousand tonnes of zinc, and Red Chris sold 7 thousand tonnes of copper.
(12)All-in sustaining costs at Peñasquito is comprised of $116, $38, and $142 for silver, lead, and zinc, respectively.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE                         22

Nine Months Ended September 30, 2026	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration (5)	General and Administrative	Other Expense, Net (6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (7)(8)	Co-Product All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz. (9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-product sales (15)	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$630	$11	$9	$—	$—	$—	$82	$732	407	$1,798	$—	$—	$732	$1,798
Cadia (10)	241	3	4	—	18	3	185	454	187	$2,427	273	(562)	165	$884
Tanami	330	5	9	—	—	—	178	522	258	$2,022	—	—	522	$2,022
Boddington	546	19	2	—	—	(1)	119	685	417	$1,642	58	(184)	559	$1,342
Ahafo South	626	8	6	—	1	—	99	740	330	$2,245	—	—	740	$2,245
Ahafo North	254	3	9	—	—	—	43	309	200	$1,541	—	—	309	$1,541
Merian	319	6	2	—	—	—	65	392	224	$1,748	—	—	392	$1,748
Cerro Negro	225	6	1	—	15	—	67	314	158	$1,988	—	—	314	$1,988
Yanacocha	400	17	3	—	9	—	6	435	386	$1,129	—	—	435	$1,129
Peñasquito	203	14	—	—	—	6	27	250	135	$1,845	962	(2,306)	(1,094)	$(8,082)
Red Chris	66	4	1	—	—	(2)	15	84	35	$2,405	115	(235)	(36)	$(1,069)
Brucejack	272	4	17	—	—	—	83	376	173	$2,171	—	—	376	$2,171
Non-managed
NGM	1,006	15	11	8	2	5	205	1,252	728	$1,721	—	—	1,252	$1,721
Corporate and Other (11)	(5)	—	56	191	6	—	5	253	—	$—	47	—	300	$—
Total Gold	5,113	115	130	199	51	11	1,179	6,798	3,638	$1,869	$1,455	$(3,287)	$4,966	$1,365

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia (10)	144	2	2	—	11	4	110	273	111	$2,461
Boddington	49	1	—	—	—	(1)	9	58	36	$1,613
Peñasquito (14)	769	51	—	—	—	43	99	962	491	$1,960
Red Chris	93	6	1	—	—	(7)	22	115	47	$2,455
Corporate and Other (11)	—	—	11	36	—	—	—	47	—	$—
Total Gold Equivalent Ounces	1,055	60	14	36	11	39	240	1,455	685	$2,124

Consolidated	$6,168	$175	$144	$235	$62	$50	$1,419	$8,253
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $399.
(3)Includes stockpile, leach pad, and product inventory adjustments of $14 at Cadia and $1 at NGM.
(4)Includes operating accretion of $100, included in Reclamation and remediation, and amortization of asset retirement costs of $75; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $124 and $134, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $7 at Cadia, $1 at Tanami, $5 at Boddington, $42 at Ahafo South, $1 at Ahafo North, $21 at Merian, $16 at Cerro Negro, $8 at Yanacocha, $12 at Peñasquito, $4 at Red Chris, $23 at NGM, $54 at Corporate and Other, totaling $194 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $25, impairment charges of $13, and settlement costs of $1 included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $71.
(9)Per ounce measures may not recalculate due to rounding.
(10)Production and cost metrics were impacted by the operational stoppage during the second quarter of 2026 due to the Cadia seismic event.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE                         23

(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($4,000/oz.), Copper ($5.00/lb.), Silver ($50.00/oz.), Lead ($0.90/lb.), and Zinc ($1.30/lb.) pricing for 2026.
(13)Cadia sold 40 thousand tonnes of copper, Boddington sold 13 thousand tonnes of copper, Peñasquito sold 27 million ounces of silver, 66 thousand tonnes of lead and 165 thousand tonnes of zinc, and Red Chris sold 17 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $621, $59, and $282 for silver, lead, and zinc, respectively.
(15)Excludes treatment and refining costs as these amounts are reflected in co-product all-in sustaining costs from GEOs; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of sales.

Nine Months Ended September 30, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz.(9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$565	$11	$8	$—	$1	$—	$124	$709	454	$1,559	$—	$—	$709	$1,559
Cadia	239	2	—	—	—	3	99	343	298	$1,158	321	(632)	32	$107
Tanami	318	4	5	—	—	—	134	461	270	$1,707	—	—	461	$1,707
Boddington	502	16	1	—	—	2	85	606	405	$1,495	122	(196)	532	$1,314
Ahafo South	643	10	8	—	2	—	101	764	547	$1,395	—	—	764	$1,395
Merian	272	6	10	—	—	—	43	331	161	$2,062	—	—	331	$2,062
Cerro Negro (10)	233	6	1	—	—	—	78	318	132	$2,408	—	—	318	$2,408
Yanacocha	329	39	1	—	25	—	7	401	384	$1,041	—	—	401	$1,041
Peñasquito	303	12	—	1	—	19	35	370	353	$1,048	744	(1,322)	(208)	$(589)
Red Chris	61	2	—	—	1	—	15	79	45	$1,759	164	(205)	38	$844
Brucejack	265	4	13	—	—	2	77	361	172	$2,094	—	—	361	$2,094
Non-managed
NGM	967	13	8	8	4	4	184	1,188	707	$1,680	—	—	1,188	$1,680
Corporate and Other (11)	—	—	59	235	22	—	7	323	—	$—	60	—	383	$—
Divested (12)
CC&V	39	2	—	—	—	—	5	46	27	$1,684	—	—	46	$1,684
Musselwhite	33	1	—	—	—	—	14	48	32	$1,531	—	—	48	$1,531
Porcupine	79	3	1	—	1	—	25	109	60	$1,810	—	—	109	$1,810
Éléonore	54	1	2	—	—	—	12	69	49	$1,403	—	—	69	$1,403
Akyem	107	5	—	—	—	—	8	120	45	$2,664	—	—	120	$2,664
Total Gold	5,009	137	117	244	56	30	1,053	6,646	4,141	$1,605	$1,411	$(2,355)	$5,702	$1,377

Gold equivalent ounces - other metals (13)(14)
Managed
Cadia	220	2	3	—	—	4	92	321	284	$1,129
Boddington	102	2	—	—	—	1	17	122	89	$1,375
Peñasquito (15)	598	18	—	2	—	53	73	744	632	$1,177
Red Chris	129	4	—	—	2	(2)	31	164	94	$1,738
Corporate and Other (11)	—	—	14	45	1	—	—	60	—	$—
Total Gold Equivalent Ounces	1,049	26	17	47	3	56	213	1,411	1,099	$1,283

Consolidated	$6,058	$163	$134	$291	$59	$86	$1,266	$8,057
____________________________
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE                         24

(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $232.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $25 at NGM.
(4)Includes operating accretion of $94, included in Reclamation and remediation, and amortization of asset retirement costs of $69; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $147 and $58, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $3 at Cadia, $3 at Tanami, $2 at Boddington, $26 at Ahafo South, $7 at Ahafo North, $20 at Merian, $18 at Cerro Negro, $7 at Yanacocha, $12 at Peñasquito, $8 at Red Chris, $8 at NGM, $50 at Corporate and Other, totaling $164 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes restructuring and severance of $111, impairment charges of $63, Newcrest transaction and integration costs of $(4), settlement costs of $1; included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $58.
(9)Per ounce measures may not recalculate due to rounding.
(10)During the first quarter of 2025, mining and processing operations at the site were temporarily suspended due to safety events. Full operations resumed in April 2025.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Refer to Note 3 to the Condensed Consolidated Financial Statements for information on the Company's divestitures.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(14)For the nine months ended September 30, 2025, Cadia sold 63 thousand tonnes of copper, Boddington sold 19 thousand tonnes of copper, Peñasquito sold 21 million ounces of silver, 71 thousand tonnes of lead and 197 thousand tonnes of zinc, and Red Chris sold 21 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $271, $89, and $384 for silver, lead, and zinc, respectively.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE                         25

Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following reconciles these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
Total Newmont Sales and Costs Applicable to Sales	2026	2025	2026	2025
Consolidated gold sales, net - Managed Core	$4,172	$3,776	$13,244	$10,566
Consolidated gold sales, net - Non-Managed Core	1,056	893	3,296	2,302
Consolidated gold sales, net - Non-Core	—	—	—	628
Consolidated other metal sales, net	1,135	855	3,248	2,355
Sales - Total Newmont	$6,363	$5,524	$19,788	$15,851

Consolidated other metal sales, net (1)	$1,135	$855	$3,248	$2,355
Add back: Treatment and refining charges from other metals (2)	13		39
Consolidated other metal sales, excluding treatment and refining charges (3)	$1,148	$855	$3,287	$2,355

Costs applicable to sales - Managed Core	$1,805	$1,635	$5,167	$4,779
Costs applicable to sales - Non-Managed Core	343	316	1,006	967
Costs applicable to sales - Non-Core	(5)	—	(5)	312
Costs applicable to sales - Total Newmont	$2,143	$1,951	$6,168	$6,058

Total Newmont Consolidated Gold By-product Unit Costs
Costs applicable to sales	$2,143	$1,951	$6,168	$6,058
Less: Consolidated other metal sales, net (1)	(1,135)	(855)	(3,248)	(2,355)
By-product costs applicable to sales	$1,008	$1,096	$2,920	$3,703
Gold sold (thousand ounces)	1,211	1,319	3,638	4,141
Total Gold CAS per ounce (by-product) (4)	$832	$831	$803	$894

Total AISC	$2,909	$2,574	$8,253	$8,057
Less: Consolidated other metal sales, excluding treatment and refining charges (3)	(1,148)	(855)	(3,287)	(2,355)
By-product AISC	$1,761	$1,719	$4,966	$5,702
Gold sold (thousand ounces)	1,211	1,319	3,638	4,141
Total Gold AISC per ounce (by-product) (4)	$1,454	$1,303	$1,365	$1,377

Managed Core Gold By-product Unit Costs
Costs applicable to sales - Managed Core (5)	$1,805	$1,635	$5,167	$4,779
Less: Consolidated other metal sales, net (1)	(1,135)	(855)	(3,248)	(2,355)
By-product costs applicable to sales	$670	$780	$1,919	$2,424
Gold sold (thousand ounces)	964	1,065	2,910	3,221
Total Gold CAS per ounce (by-product) - Managed Core (4)	$689	$732	$658	$753
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         26

Total AISC - Managed Core	$2,477	$2,192	$7,001	$6,477
Less: Consolidated other metal sales, excluding treatment and refining charges (3)	(1,148)	(855)	(3,287)	(2,355)
By-product AISC	$1,329	$1,337	$3,714	$4,122
Gold sold (thousand ounces)	964	1,065	2,910	3,221
Total Gold AISC per ounce (by-product) - Managed Core (4)	$1,376	$1,255	$1,276	$1,280

Total Core Gold By-product Unit Costs
Costs applicable to sales - Total Core (5)	$2,148	$1,951	$6,173	$5,746
Less: Consolidated other metal sales, net (1)	(1,135)	(855)	(3,248)	(2,355)
By-product costs applicable to sales	$1,013	$1,096	$2,925	$3,391
Gold sold (thousand ounces)	1,211	1,319	3,638	3,928
Total Gold CAS per ounce (by-product) - Total Core (4)	$832	$831	$803	$863

Total AISC - Total Core	$2,909	$2,574	$8,253	$7,665
Less: Consolidated other metal sales, excluding treatment and refining charges (3)	(1,148)	(855)	(3,287)	(2,355)
By-product AISC	$1,761	$1,719	$4,966	$5,310
Gold sold (thousand ounces)	1,211	1,319	3,638	3,928
Total Gold AISC per ounce (by-product) - Total Core (4)	$1,454	$1,303	$1,365	$1,352
____________________________
(1)Included in Sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
(2)Consists of treatment and refining charges related to metals other than gold; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of treatment and refining charges by metal.
(3)For purposes of calculating AISC per ounce (by-product basis), treatment and refining charges are excluded from consolidated other metal sales, as these amounts are already reflected in AISC.
(4)Per ounce measures may not recalculate due to rounding.
(5)Included in Costs applicable to sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         27

2026 Guidance - Gold AISC Reconciliation
A reconciliation of the 2026 Gold AISC outlook to the 2026 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2026 Guidance - Gold (1)(2)(3)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (4)(5)	$8,610
Reclamation Costs (6)	220
Advanced Projects & Exploration (7)	200
General and Administrative (8)	375
Other Expense	25
Treatment and Refining Costs	145
Sustaining Capital (9)	1,950
Sustaining Finance Lease Payments	105
Less: Consolidated Other Metal Sales, net (10)	(4,180)
All-in Sustaining Costs	$7,450
Ounces (000) Sold (11)	4,900
All-in Sustaining Costs per Ounce	$1,520
____________________________
(1)2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of October 22, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2026 Guidance assumes $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $70/barrel Brent. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.
(2)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2026 AISC Gold Guidance on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(3)All values are presented on a consolidated basis for Newmont.
(4)Excludes Depreciation and amortization and Reclamation and remediation.
(5)Includes stockpile and leach pad inventory adjustments.
(6)Reclamation costs include operating accretion and amortization of asset retirement costs.
(7)Advanced Projects and Exploration excludes non-sustaining advanced projects and exploration.
(8)Includes stock-based compensation.
(9)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(10)Assumes copper production of 102 thousand tonnes at $11,023 per tonne, silver production of 32 million ounces at $60.00 per ounce, lead production of 90 thousand tonnes at $1,894 per tonne, and zinc production of 220 thousand tonnes at $2,866 per tonne.
(11)Consolidated sales for Merian is presented on a total sales basis for the mine site and excludes sales from Pueblo Viejo and Fruta del Norte.

NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         28

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Increase (Decrease)	Percent Change	Nine Months Ended September 30,		Increase (Decrease)	Percent Change
	2026	2025			2026	2025
Gold	$5,228	$4,669	$559	12%	$16,540	$13,496	$3,044	23%
Copper	288	319	(31)	(10)%	985	1,033	(48)	(5)%
Silver	550	293	257	88%	1,552	672	880	131%
Lead	39	52	(13)	(25)%	123	137	(14)	(10)%
Zinc	258	191	67	35%	588	513	75	15%
Total sales	$6,363	$5,524	$839	15%	$19,788	$15,851	$3,937	25%

	Three Months Ended September 30, 2026
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,197	$268	$522	$40	$257
Provisional pricing mark-to-market	31	18	3	—	8
Silver streaming amortization	—	—	32	—	—
Gross after provisional pricing and streaming impact	5,228	286	557	40	265
Treatment and refining charges	—	2	(7)	(1)	(7)
Net	$5,228	$288	$550	$39	$258
Consolidated ounces/pounds sold (1)(2)	1,211	42	11	47	149
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$4,291	$6.44	$48.03	$0.85	$1.73
Provisional pricing mark-to-market	26	0.43	0.25	(0.01)	0.06
Silver streaming amortization	—	—	2.90	—	—
Gross after provisional pricing and streaming impact	4,317	6.87	51.18	0.84	1.79
Treatment and refining charges	—	0.04	(0.68)	—	(0.05)
Net	$4,317	$6.91	$50.50	$0.84	$1.74
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 18 thousand tonnes of copper, 21 thousand tonnes of lead, and 67 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         29

	Three Months Ended September 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,595	$302	$235	$59	$190
Provisional pricing mark-to-market	82	16	42	(6)	10
Silver streaming amortization	—	—	24	—	—
Gross after provisional pricing and streaming impact	4,677	318	301	53	200
Treatment and refining charges	(8)	1	(8)	(1)	(9)
Net	$4,669	$319	$293	$52	$191
Consolidated ounces/pounds sold (1)(2)	1,319	68	8	60	149
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,484	$4.43	$29.66	$0.97	$1.29
Provisional pricing mark-to-market	62	0.23	5.25	(0.09)	0.06
Silver streaming amortization	—	—	3.03	—	—
Gross after provisional pricing and streaming impact	3,546	4.66	37.94	0.88	1.35
Treatment and refining charges	(7)	0.01	(0.92)	(0.02)	(0.06)
Net	$3,539	$4.67	$37.02	$0.86	$1.29
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 31 thousand tonnes of copper, 27 thousand tonnes of lead, and 68 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Nine Months Ended September 30, 2026
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$16,520	$937	$1,455	$125	$587
Provisional pricing mark-to-market	31	44	40	(1)	20
Silver streaming amortization	—	—	80	—	—
Gross after provisional pricing and streaming impact	16,551	981	1,575	124	607
Treatment and refining charges	(11)	4	(23)	(1)	(19)
Net	$16,540	$985	$1,552	$123	$588
Consolidated ounces/pounds sold (1)(2)	3,638	155	27	145	365
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$4,541	$6.05	$53.57	$0.86	$1.61
Provisional pricing mark-to-market	8	0.28	1.47	—	0.06
Silver streaming amortization	—	—	2.90	—	—
Gross after provisional pricing and streaming impact	4,549	6.33	57.94	0.86	1.67
Treatment and refining charges	(3)	0.03	(0.84)	(0.01)	(0.06)
Net	$4,546	$6.36	$57.10	$0.85	$1.61
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 70 thousand tonnes of copper, 66 thousand tonnes of lead, and 165 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         30

	Nine Months Ended September 30, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$13,318	$982	$563	$141	$545
Provisional pricing mark-to-market	208	54	66	(1)	(2)
Silver streaming amortization	—	—	63	—	—
Gross after provisional pricing and streaming impact	13,526	1,036	692	140	543
Treatment and refining charges	(30)	(3)	(20)	(3)	(30)
Net	$13,496	$1,033	$672	$137	$513
Consolidated ounces/pounds sold (1)(2)	4,141	227	21	157	434
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,216	$4.33	$27.33	$0.90	$1.26
Provisional pricing mark-to-market	50	0.24	3.18	(0.01)	(0.01)
Silver streaming amortization	—	—	3.03	—	—
Gross after provisional pricing and streaming impact	3,266	4.57	33.54	0.89	1.25
Treatment and refining charges	(7)	(0.02)	(0.96)	(0.02)	(0.07)
Net	$3,259	$4.55	$32.58	$0.87	$1.18
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)The Company sold 103 thousand tonnes of copper, 71 thousand tonnes of lead, and 197 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         31

Conference Call Information
A conference call will be held on Thursday, October 22, 2026 at 5:30 p.m. Eastern Daylight Time (3:30 p.m. Mountain Daylight Time), which is 8:30 a.m. Australian Eastern Daylight Time on Friday, October 23, 2026. A replay of the webcast will be available on the Company’s website.
Webcast Details
Title: Newmont Third Quarter 2026 Results Conference Call
Attendee URL: https://events.q4inc.com/attendee/914321545
Analyst Registration for Q&A: https://events.q4inc.com/analyst/914321545?pwd=VzqX5w2Z

The webcast materials will be available October 22, 2026, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, silver and molybdenum, providing the metals the world needs for today and tomorrow. Founded in 1921 and publicly traded since 1925, Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. At Newmont, our purpose is to unearth value sustainably to advance lives. To learn more, visit www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Clare Kasperzak	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Brushe	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         32

Cautionary Statement Regarding Forward-Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook and average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding project development, including, without limitation, Red Chris Block Cave, Tanami Expansion 2, Cadia Panel Caves, Nearshore Barrier at Lihir, or the Cerro Negro Expansion project, including with respect to timeline, mine life, production, and capital costs; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, productivity improvements, and future cash flow enhancements, (vii) expectations regarding Newmont’s core portfolio; (viii) expectations regarding future investments or divestitures; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) expectations regarding exploration, including timeline, growth potential, opportunities and costs, and future reserve and resource development; and (xi) other financial and operating outlook, including, without limitation, 2026 Guidance and other future operating, reclamation, remediation and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.
Dividends: Future dividends beyond the dividend payable on December 21, 2026 to holders of record at the close of business on November 25, 2026 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.
Share Repurchase Plan: Investors are also cautioned that the extent to which the Company repurchases its shares under the authorized share repurchase program, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The share repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized program amount.
Red Chris Block Cave Project: Expectations regarding the Red Chris Block Cave Project are forward-looking statements, including regarding: (i) completion, timing, review and outcomes of the Red Chris Block Cave feasibility study; (ii) the timing, receipt and terms of any full-funds investment decision or other approvals, including approval by the Board of Directors of the Red Chris Joint Venture and any other required corporate or joint venture approvals; (iii) estimated development capital and other investment requirements; (iv) the availability, amount, timing and final terms of the contribution from the Government of Canada; (v) the timing and completion of construction, development, ramp-up and production; (vi) the expected timing of the end of open-pit operations; (vii) expected gold and copper production, costs, mine life and operating performance; (viii) the number and duration of construction and operating roles; (ix) potential subsequent development phases, expansion opportunities and the potential for an operating life of up to 70 years; (x) anticipated environmental, employment, training, infrastructure, supply-chain, community and other economic benefits; and (xi) other expectations regarding the Red Chris Block Cave Project and the broader district. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, including assumptions regarding the completion and outcomes of technical, engineering and economic studies; capital and operating cost estimates; commodity prices and foreign exchange rates; geotechnical and geological conditions; labor, contractor, equipment and materials availability; supply-chain conditions; productivity and production rates; permitting and regulatory requirements; continued stakeholder and Indigenous support; the availability and terms of government funding; receipt of required corporate and joint venture approvals; and the timing and successful execution of project development. Forward-looking statements are subject to significant risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied, including, without limitation: the feasibility study or additional review and assurance work producing different results; changes in project scope, design, sequencing, schedule or economics; increases in capital, transition or operating costs; delays in or failure to obtain investment, joint venture, regulatory or other approvals; the announced Government of Canada contribution not being finalized, received or available in the anticipated amount, on the anticipated timing or on acceptable terms; commodity-price or foreign-exchange volatility; inflation; labor and contractor availability; supply-chain constraints; geotechnical, geological, technical, construction and execution risks; changes in laws, regulations, permitting conditions or government policy; environmental and social risks; and other risks affecting Newmont and the mining industry. Investors are cautioned that the feasibility study remains subject to finalization, review and governance oversight, the terms of the announced Government of Canada contribution have not been finalized, and a final investment decision has not been made. There can be no assurance that the contribution will be received in the anticipated amount, on the anticipated timing or on acceptable terms, or that the project will be approved or developed on the timing, cost, scope or other terms described in this news release, or at all. Potential subsequent phases and longer-term mine-life opportunities remain subject to further exploration, technical and economic studies, permitting and investment approval.
For additional discussion of risks and other factors that might impact forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 19, 2026, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to publicly release revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended September 30, 2026, as filed on October 22, 2026.
NEWMONT THIRD QUARTER 2026 RESULTS | NEWS RELEASE         33